Exhibit 99.1

CARNIVAL CORPORATION & PLC REPORTS

SECOND QUARTER EARNINGS

MIAMI (June 24, 2014) – Carnival Corporation & plc (NYSE/LSE: CCL; NYSE: CUK) announced non-GAAP net income of $80 million, or $0.10 diluted EPS for the second quarter of 2014 compared to non-GAAP net income for the second quarter of 2013 of $57 million, or $0.07 diluted EPS. For the second quarter of 2014, U.S. GAAP net income, which included a net gain on vessel transactions of $15 million and net unrealized gains on fuel derivatives of $11 million, was $106 million, or $0.14 diluted EPS. For the second quarter of 2013, U.S. GAAP net income, which included a gain on a ship sale of $15 million and unrealized losses on fuel derivatives of $31 million, was $41 million, or $0.05 diluted EPS. Revenues for the second quarter of 2014 were $3.6 billion, compared with $3.5 billion the prior year.

Carnival Corporation & plc President and CEO Arnold Donald noted that second quarter earnings were significantly better than anticipated in the company’s March guidance due to better than expected net revenue yields for most of the company’s cruise brands, as well as lower than expected net cruise costs.

Donald noted, “We benefited from effective marketing initiatives, which combined with a gradually improving economic environment, led to revenue yield improvement for our continental European brands in the quarter compared to the prior year and is expected to continue through the remainder of the year. In addition, we achieved a six percent improvement in fuel consumption.”

Donald also noted that during the second quarter Princess Cruises’ new Regal Princess debuted in Europe, boasting a wide variety of stunning features including The SeaWalk, a glass-bottomed walkway extending beyond the edge of the vessel, 128 feet above the sea. Additionally, Princess launched its first homeport cruise program from China in May with the start of a four-month series of voyages from Shanghai on Sapphire Princess. Also in May, Costa Cruises announced that it will position Costa Serena in China next year, bringing the company’s total to four ships based in the world’s fastest growing cruise market. The company believes it is the largest provider of cruise vacations home-ported in China.

Key metrics for the second quarter 2014 compared to the prior year were as follows:

•	On a constant dollar basis, net revenue yields (net revenue per available lower berth day or “ALBD”) decreased 2.2 percent for 2Q 2014, which was better than the company’s guidance of down 3 to 4 percent. Gross revenue yields decreased 0.5 percent in current dollars.

•	Net cruise costs excluding fuel per ALBD increased 1.2 percent in constant dollars, primarily due to higher dry-dock costs, as well as advertising and promotion expenses. Costs were better than March guidance, up 2.5 to 3.5 percent. Gross cruise costs including fuel per ALBD in current dollars decreased 0.9 percent.

•	Fuel prices declined 3.7 percent to $657 per metric ton for 2Q 2014 from $683 per metric ton in 2Q 2013 but were higher than March guidance of $649 per metric ton.

•	Fuel consumption per ALBD decreased 6 percent in 2Q 2014 compared to the prior year.

2014 Outlook

Since March, fleetwide booking volumes for the next three quarters are running slightly behind last year at higher prices. At this time, cumulative advance bookings for the remainder of 2014 are slightly ahead of the prior year at higher prices.

Donald noted, “Collectively our brands are gaining momentum in our efforts to drive higher ticket prices and we continue to expect sequential improvement in revenue yields, despite a more competitive environment in the Caribbean this summer. We remain focused on further understanding our guests and refining the exceptional customer experience we provide. We have also made significant strides in our efforts to identify opportunities for cross-brand operational efficiencies. This work is still in the early stages, but we are making progress and beginning to see encouraging signs. We believe we have reached a positive inflection point for our company as we return to earnings growth in 2014 and work hard to ensure that growth accelerates in the years to come.”

Total revenues are expected to be higher for the full year 2014 compared to the prior year. The company continues to expect full year 2014 net revenue yields on a constant dollar basis to be down slightly compared to the prior year (flat to up slightly on a current dollar basis). The company now expects full year 2014 net cruise costs excluding fuel per ALBD to be flat to up slightly compared to the prior year on a constant dollar basis, which is better than had been anticipated in the March guidance. However, changes in fuel prices and currency exchange rates have reduced full year 2014 forecasted earnings by $0.06 per share compared to March guidance.

Taking the above factors into consideration, the company has increased its full year 2014 non-GAAP diluted earnings per share guidance to be in the range of $1.60 to $1.75, compared to 2013 non-GAAP diluted earnings of $1.58 per share.

Third Quarter 2014 Outlook

Third quarter constant dollar net revenue yields are expected to be flat to down 1 percent compared to the prior year due primarily to a significant industry capacity increase in the Caribbean. Net cruise costs excluding fuel per ALBD for the third quarter are expected to be 1 to 2 percent higher on a constant dollar basis compared to the prior year.

Based on the above factors, the company expects non-GAAP diluted earnings for the third quarter 2014 to be in the range of $1.38 to $1.44 per share versus 2013 non-GAAP earnings of $1.38 per share.

Selected Key Forecast Metrics

Third Quarter 2014
Year over year change:	Current Dollars	Constant Dollars

Net revenue yields	1 to 2%	0 to (1)%

Net cruise costs excl. fuel / ALBD	3 to 4%	1 to 2%

	Full Year 2014	Third Quarter 2014
Fuel price per metric ton	665	673
Fuel consumption (metric tons in thousands)	3,210	805
Currency: Euro	$1.37 to €1	$1.36 to €1
Sterling	$1.68 to £1	$1.70 to £1

Conference Call

The company has scheduled a conference call with analysts at 10:00 a.m. EDT (3:00 p.m. BST) today to discuss its 2014 second quarter results. This call can be listened to live, and additional information can be obtained, via Carnival Corporation & plc’s Web site at www.carnivalcorp.com and www.carnivalplc.com.

Carnival Corporation & plc is the largest cruise company in the world, with a portfolio of cruise brands in North America, Europe, Australia and Asia, comprised of Carnival Cruise Lines, Holland America Line, Princess Cruises, Seabourn, AIDA Cruises, Costa Cruises, Cunard, Ibero Cruises, P&O Cruises (Australia) and P&O Cruises (UK).

Together, these brands operate 101 ships totaling 212,000 lower berths with seven new ships scheduled to be delivered between 2014 and 2016. Carnival Corporation & plc also operates Holland America Princess Alaska Tours, the leading tour companies in Alaska and the Canadian Yukon. Traded on both the New York and London Stock Exchanges, Carnival Corporation & plc is the only group in the world to be included in both the S&P 500 and the FTSE 100 indices.

Cautionary Note Concerning Factors That May Affect Future Results

Carnival Corporation and Carnival plc and their respective subsidiaries are referred to collectively in this release as “Carnival Corporation & plc,” “our,” “us” and “we.” Some of the statements, estimates or projections contained in this release are “forward-looking statements” that involve risks, uncertainties and assumptions with respect to us, including some statements concerning future results, outlooks, plans, goals and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts are statements that could be deemed forward-looking statements. These statements are based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate and the beliefs and assumptions of our management. We have tried, whenever possible, to identify these statements by using words like “will,” “may,” “could,” “should,” “would,” “believe,” “depends,” “expect,” “goal,” “anticipate,” “forecast,” “project,” “future,” “intend,” “plan,” “estimate,” “target,” “indicate” and similar expressions of future intent or the negative of such terms.

Forward-looking statements include those statements that may impact, among other things, the forecasting of our non-GAAP earnings per share; net revenue yields; booking levels; pricing; occupancy; operating, financing and tax costs, including fuel expenses; net cruise costs per available lower berth day; estimates of ship depreciable lives and residual values; liquidity; goodwill and trademark fair values and outlook. Because forward-looking statements involve risks and uncertainties, there are many factors that could cause our actual results, performance or achievements to differ materially from those expressed or implied in this release. These factors include, but are not limited to, the following:

•	general economic and business conditions;
•	increases in fuel prices;
•	incidents, the spread of contagious diseases and threats thereof, adverse weather conditions or other natural disasters and other incidents affecting the health, safety, security and satisfaction of guests and crew;
•	the international political climate, armed conflicts, terrorist and pirate attacks, vessel seizures, and threats thereof, and other world events affecting the safety and security of travel;
•	negative publicity concerning the cruise industry in general or us in particular, including any adverse environmental impacts of cruising;
•	litigation, enforcement actions, fines or penalties;
•	economic, market and political factors that are beyond our control, which could increase our operating, financing and other costs;
•	changes in and compliance with laws and regulations relating to the protection of persons with disabilities, employment, environment, health, safety, security, tax and other regulations under which we operate;
•	our inability to implement our shipbuilding programs and ship repairs, maintenance and refurbishments on terms that are favorable or consistent with our expectations;
•	increases to our repairs and maintenance expenses and refurbishment costs as our fleet ages;
•	lack of continuing availability of attractive, convenient and safe port destinations on terms that are favorable or consistent with our expectations;
•	continuing financial viability of our travel agent distribution system, air service providers and other key vendors in our supply chain and reductions in the availability of, and increases in the prices for, the services and products provided by these vendors;
•	disruptions and other damages to our information technology and other networks and operations, and breaches in data security;
•	failure to keep pace with developments in technology;
•	competition from and overcapacity in the cruise ship and land-based vacation industry;
•	loss of key personnel or our ability to recruit or retain qualified personnel;
•	union disputes and other employee relation issues;
•	disruptions in the global financial markets or other events may negatively affect the ability of our counterparties and others to perform their obligations to us;
•	the continued strength of our cruise brands and our ability to implement our brand strategies;
•	our international operations are subject to additional risks not generally applicable to our U.S. operations;
•	geographic regions in which we try to expand our business may be slow to develop and ultimately not develop how we expect;
•	our decisions to self-insure against various risks or our inability to obtain insurance for certain risks at reasonable rates;
•	fluctuations in foreign currency exchange rates;
•	whether our future operating cash flow will be sufficient to fund future obligations and whether we will be able to obtain financing, if necessary, in sufficient amounts and on terms that are favorable or consistent with our expectations;
•	risks associated with the dual listed company arrangement and
•	uncertainties of a foreign legal system as Carnival Corporation and Carnival plc are not U.S. corporations.

Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant stock exchange rules, we expressly disclaim any obligation to disseminate, after the date of this release, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

MEDIA CONTACT	INVESTOR RELATIONS CONTACT
Roger Frizzell 1 305 406 7862	Beth Roberts 1 305 406 4832

CARNIVAL CORPORATION & PLC

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(in millions, except per share data)

	Three Months Ended		Six Months Ended
	May 31,		May 31,
	2014	2013	2014	2013
Revenues
Cruise
Passenger tickets	$2,698	$2,613	$5,425	$5,353
Onboard and other	905	839	1,755	1,683
Tour and other	30	27	38	36

	3,633	3,479	7,218	7,072

Operating Costs and Expenses
Cruise
Commissions, transportation and other	520	506	1,141	1,123
Onboard and other	115	115	228	242
Fuel	527	555	1,050	1,115
Payroll and related	485	454	965	914
Food	251	238	496	481
Other ship operating	635	603	1,226	1,182
Tour and other	32	16	46	30

	2,565	2,487	5,152	5,087
Selling and administrative	504	449	1,025	908
Depreciation and amortization	409	391	814	780

	3,478	3,327	6,991	6,775

Operating Income	155	152	227	297

Nonoperating (Expense) Income
Interest income	2	3	4	5
Interest expense, net of capitalized interest	(72)	(78)	(143)	(161)
Gains (losses) on fuel derivatives, net	11	(31)	(6)	(59)
Other income (expense), net	11	(5)	11	(2)

	(48)	(111)	(134)	(217)

Income Before Income Taxes	107	41	93	80

Income Tax Expense, Net	(1)	—	(2)	(2)

Net Income	$106	$41	$91	$78

Earnings Per Share
Basic	$0.14	$0.05	$0.12	$0.10

Diluted	$0.14	$0.05	$0.12	$0.10

Non-GAAP Earnings Per Share-Diluted (a)	$0.10	$0.07	$0.11	$0.16

Dividends Declared Per Share	$0.25	$0.25	$0.50	$0.50

Weighted-Average Shares Outstanding – Basic	776	775	776	775

Weighted-Average Shares Outstanding – Diluted	778	777	778	777

(a)	See the U.S. GAAP net income to non-GAAP net income reconciliation in the Non-GAAP Financial Measures included herein.

CARNIVAL CORPORATION & PLC

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in millions, except par values)

	May 31, 2014	November 30, 2013
ASSETS
Current Assets
Cash and cash equivalents	$343	$462
Trade and other receivables, net	288	405
Insurance recoverables	299	381
Inventories	383	374
Prepaid expenses and other	312	315

Total current assets	1,625	1,937

Property and Equipment, Net	33,515	32,905

Goodwill	3,226	3,210

Other Intangibles	1,298	1,292

Other Assets	862	760

	$40,526	$40,104

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Short-term borrowings	$508	$60
Current portion of long-term debt	1,048	1,408
Accounts payable	627	639
Claims reserve	384	456
Accrued liabilities and other	1,136	1,126
Customer deposits	3,698	3,031

Total current liabilities	7,401	6,720

Long-Term Debt	7,880	8,092

Other Long-Term Liabilities	880	736

Shareholders’ Equity
Common stock of Carnival Corporation, $0.01 par value; 1,960 shares authorized; 652 shares at 2014 and 651 shares at 2013 issued	7	7
Ordinary shares of Carnival plc, $1.66 par value; 216 shares at 2014 and 2013 issued	358	358
Additional paid-in capital	8,345	8,325
Retained earnings	18,485	18,782
Accumulated other comprehensive income	243	161
Treasury stock, 59 shares at 2014 and 2013 of Carnival Corporation and 32 shares at 2014 and 2013 of Carnival plc, at cost	(3,073)	(3,077)

Total shareholders’ equity	24,365	24,556

	$40,526	$40,104

CARNIVAL CORPORATION & PLC

OTHER INFORMATION

	Three Months Ended		Six Months Ended
	May 31,		May 31,
	2014	2013	2014	2013
STATISTICAL INFORMATION
ALBDs (in thousands) (a)	18,872	17,993	37,158	35,972
Occupancy percentage (b)	102.2%	103.3%	102.6%	103.7%
Passengers carried (in thousands)	2,551	2,364	4,960	4,669
Fuel consumption in metric tons (in thousands)	802	814	1,603	1,640
Fuel consumption in metric tons per ALBD	0.043	0.045	0.043	0.046
Fuel cost per metric ton consumed	$657	$683	$655	$680
Currencies
U.S. dollar to €1	$1.38	$1.30	$1.37	$1.31
U.S. dollar to £1	$1.67	$1.52	$1.66	$1.55
U.S. dollar to Australian dollar	$0.92	$1.02	$0.91	$1.03

CASH FLOW INFORMATION
Cash from operations	$1,196	$1,157	$1,673	$1,556
Capital expenditures	$976	$1,206	$1,329	$1,447
Dividends paid	$194	$195	$388	$777

(a)	ALBDs is a standard measure of passenger capacity for the period, which we use to perform rate and capacity variance analyses to determine the main non-capacity driven factors that cause our cruise revenues and expenses to vary. ALBDs assume that each cabin we offer for sale accommodates two passengers and is computed by multiplying passenger capacity by revenue-producing ship operating days in the period.
(b)	In accordance with cruise industry practice, occupancy is calculated using a denominator of ALBDs, which assumes two passengers per cabin even though some cabins can accommodate three or more passengers. Percentages in excess of 100% indicate that on average more than two passengers occupied some cabins.

CARNIVAL CORPORATION & PLC

NON-GAAP FINANCIAL MEASURES

Consolidated gross and net revenue yields were computed by dividing the gross and net cruise revenues, without rounding, by ALBDs as follows (dollars in millions, except yields) (a)(b):

	Three Months Ended May 31,			Six Months Ended May 31,
	2014	2014 Constant Dollar	2013	2014	2014 Constant Dollar	2013
Passenger ticket revenues	$2,698	$2,630	$2,613	$5,425	$5,332	$5,353
Onboard and other revenues	905	891	839	1,755	1,740	1,683

Gross cruise revenues	3,603	3,521	3,452	7,180	7,072	7,036

Less cruise costs
Commissions, transportation and other	(520)	(505)	(506)	(1,141)	(1,116)	(1,123)
Onboard and other	(115)	(112)	(115)	(228)	(225)	(242)

	(635)	(617)	(621)	(1,369)	(1,341)	(1,365)

Net passenger ticket revenues	2,178	2,125	2,107	4,284	4,216	4,230
Net onboard and other revenues	790	779	724	1,527	1,515	1,441

Net cruise revenues	$2,968	$2,904	$2,831	$5,811	$5,731	$5,671

ALBDs	18,872,035	18,872,035	17,993,002	37,158,340	37,158,340	35,972,237

Gross revenue yields	$190.92	$186.57	$191.84	$193.23	$190.33	$195.59
% decrease vs. 2013	(0.5)%	(2.7)%		(1.2)%	(2.7)%

Net revenue yields	$157.27	$153.87	$157.33	$156.39	$154.23	$157.64
% decrease vs. 2013	0.0%	(2.2)%		(0.8)%	(2.2)%

Net passenger ticket revenue yields	$115.40	$112.59	$117.09	$115.29	$113.47	$117.58
% decrease vs. 2013	(1.4)%	(3.8)%		(1.9)%	(3.5)%

Net onboard and other revenue yields	$41.87	$41.28	$40.24	$41.10	$40.76	$40.06
% increase vs. 2013	4.1%	2.6%		2.6%	1.7%

Consolidated gross and net cruise costs and net cruise costs excluding fuel per ALBD were computed by dividing the gross and net cruise costs and net cruise costs excluding fuel, without rounding, by ALBDs as follows (dollars in millions, except costs per ALBD) (a) (b):

	Three Months Ended May 31,			Six Months Ended May 31,
	2014	2014 Constant Dollar	2013	2014	2014 Constant Dollar	2013
Cruise operating expenses	$2,533	$2,488	$2,471	$5,106	$5,044	$5,057
Cruise selling and administrative expenses	502	492	447	1,021	1,008	904

Gross cruise costs	3,035	2,980	2,918	6,127	6,052	5,961
Less cruise costs included above
Commissions, transportation and other	(520)	(505)	(506)	(1,141)	(1,116)	(1,123)
Onboard and other	(115)	(112)	(115)	(228)	(225)	(242)
Gains (losses) on ship sales and ship impairment, net	15	14	—	15	14	(2)

Net cruise costs	2,415	2,377	2,297	4,773	4,725	4,594
Less fuel	(527)	(527)	(555)	(1,050)	(1,050)	(1,115)

Net cruise costs excluding fuel	$1,888	$1,850	$1,742	$3,723	$3,675	$3,479

ALBDs	18,872,035	18,872,035	17,993,002	37,158,340	37,158,340	35,972,237

Gross cruise costs per ALBD	$160.80	$157.90	$162.19	$164.89	$162.86	$165.71
% decrease vs. 2013	(0.9)%	(2.6)%		(0.5)%	(1.7)%

Net cruise costs per ALBD	$127.95	$125.94	$127.68	$128.45	$127.14	$127.71
% increase (decrease) vs. 2013	0.2%	(1.4)%		0.6%	(0.4)%

Net cruise costs excluding fuel per ALBD	$100.00	$97.99	$96.81	$100.18	$98.86	$96.72
% increase vs. 2013	3.3%	1.2%		3.6%	2.2%

(See next page for Notes to Non-GAAP Financial Measures.)

CARNIVAL CORPORATION & PLC

NON-GAAP FINANCIAL MEASURES (CONTINUED)

Non-GAAP fully diluted earnings per share was computed as follows (in millions, except per share data) (b):

	Three Months Ended May 31,		Six Months Ended May 31,
	2014	2013	2014	2013
Net income – diluted
U.S. GAAP net income	$106	$41	$91	$78
(Gains) on ship sales and ship impairment, net (c)	(15)	(15)	(15)	(13)
Unrealized (gains) losses on fuel derivatives, net (d)	(11)	31	7	59

Non-GAAP net income	$80	$57	$83	$124

Weighted-average shares outstanding – diluted	778	777	778	777

Earnings per share – diluted
U.S. GAAP earnings per share	$0.14	$0.05	$0.12	$0.10
(Gains) on ship sales and ship impairment, net (c)	(0.02)	(0.02)	(0.02)	(0.02)
Unrealized (gains) losses on fuel derivatives, net (d)	(0.02)	0.04	0.01	0.08

Non-GAAP earnings per share	$0.10	$0.07	$0.11	$0.16

Notes to Non-GAAP Financial Measures

(a)	We use net cruise revenues per ALBD (“net revenue yields”), net cruise costs per ALBD and net cruise costs excluding fuel per ALBD as significant non-GAAP financial measures of our cruise segments’ financial performance. These measures enable us to separate the impact of predictable capacity changes from the more unpredictable rate changes that affect our business and gains and losses on ship sales and ship impairments, net that are not part of our core operating business. We believe these non-GAAP measures provide useful information to investors and expanded insight to measure our revenue and cost performance as a supplement to our U.S. generally accepted accounting principles (“U.S. GAAP”) consolidated financial statements.

Net revenue yields are commonly used in the cruise industry to measure a company’s cruise segment revenue performance and for revenue management purposes. We use “net cruise revenues” rather than “gross cruise revenues” to calculate net revenue yields. We believe that net cruise revenues is a more meaningful measure in determining revenue yield than gross cruise revenues because it reflects the cruise revenues earned net of our most significant variable costs, which are travel agent commissions, cost of air and other transportation, certain other costs that are directly associated with onboard and other revenues and credit card fees. Substantially all of our remaining cruise costs are largely fixed, except for the impact of changing prices and food expenses, once our ship capacity levels have been determined.

Net passenger ticket revenues reflect gross passenger ticket revenues, net of commissions, transportation and other costs. Net onboard and other revenues reflect gross onboard and other revenues, net of onboard and other cruise costs. Net passenger ticket revenue yields and net onboard and other revenue yields are computed by dividing net passenger ticket revenues and net onboard and other revenues by ALBDs.

Net cruise costs per ALBD and net cruise costs excluding fuel per ALBD are the most significant measures we use to monitor our ability to control our cruise segments’ costs rather than gross cruise costs per ALBD. We exclude the same variable costs that are included in the calculation of net cruise revenues to calculate net cruise costs with and without fuel to avoid duplicating these variable costs in our non-GAAP financial measures. In addition, we exclude gains and losses on ship sales and ship impairments, net from our calculation of net cruise costs with and without fuel as they are not considered part of our core operating business and are not included in our non-GAAP net income and non-GAAP earnings per share. As such, we changed our previously reported net cruise costs per ALBD and net cruise costs excluding fuel per ALBD for the six months ended May 31, 2013 from $127.76 to $127.71 and from $96.77 to $96.72, respectively, to exclude losses on ship sales, net to be consistent with our treatment of these types of charges.

We have not provided estimates of future gross revenue yields or future gross cruise costs per ALBD because the quantitative reconciliations of forecasted gross cruise revenues to forecasted net cruise revenues or forecasted gross cruise costs to forecasted net cruise costs would include a significant amount of uncertainty in projecting the costs deducted to arrive at these measures. As such, management does not believe that this reconciling information would be meaningful.

CARNIVAL CORPORATION & PLC

NON-GAAP FINANCIAL MEASURES (CONTINUED)

In addition, because our Europe, Australia & Asia (“EAA”) cruise brands utilize the euro, sterling and Australian dollar to measure their results and financial condition, the translation of those operations to our U.S. dollar reporting currency results in decreases in reported U.S. dollar revenues and expenses if the U.S. dollar strengthens against these foreign currencies and increases in reported U.S. dollar revenues and expenses if the U.S. dollar weakens against these foreign currencies. Accordingly, we also monitor and report these non-GAAP financial measures assuming the 2014 periods currency exchange rates have remained constant with the 2013 period rates, or on a “constant dollar basis,” in order to remove the impact of changes in exchange rates on the translation of our EAA brands. We believe that this is a useful measure since it facilitates a comparative view of the changes in our business in a fluctuating currency exchange rate environment.

(b)	Our consolidated financial statements are prepared in accordance with U.S. GAAP. The presentation of our non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared in accordance with U.S. GAAP. There are no specific rules for determining our non-GAAP current and constant dollar financial measures and, accordingly, they are susceptible to varying calculations, and it is possible that they may not be exactly comparable to the like-kind information presented by other companies, which is a potential risk associated with using these measures to compare us to other companies.

(c)	We believe that the gains on ship sales and ship impairment, net recognized in the three and six months ended May 31, 2014 and 2013 are not part of our core operating business and, therefore, are not an indication of our future earnings performance. As such, we believe it is more meaningful for gains and losses on ship sales and ship impairments, net to be excluded from our net income and earnings per share and, accordingly, we present non-GAAP net income and non-GAAP earnings per share excluding these items. Accordingly, we changed our previously reported non-GAAP net income for the three months and six months ended May 31, 2013 from $72 million to $57 million and from $137 million to $124 million, respectively. Additionally, we also changed our previously reported non-GAAP earnings per share for the three and six months ended May 31, 2013 from $0.09 to $0.07 and from $0.18 to $0.16, respectively. These changes were made to exclude gains on ship sales, net to be consistent with our treatment of these types of charges.

(d)	Under U.S. GAAP, the realized and unrealized gains and losses on fuel derivatives not qualifying as fuel hedges are recognized currently in earnings. We believe that unrealized gains and losses on fuel derivatives are not an indication of our earnings performance since they relate to future periods and may not ultimately be realized in our future earnings. Therefore, we believe it is more meaningful for the unrealized gains and losses on fuel derivatives to be excluded from our net income and earnings per share and, accordingly, we present non-GAAP net income and non-GAAP earnings per share excluding these unrealized gains and losses.

We have not included in our earnings guidance the impact of unrealized gains and losses on fuel derivatives because these unrealized amounts involve a significant amount of uncertainty, and we do not believe they are an indication of our future earnings performance. Accordingly, our earnings guidance is presented on a non-GAAP basis only. As a result, we did not present a reconciliation between forecasted non-GAAP diluted earnings per share guidance and forecasted U.S. GAAP diluted earnings per share guidance, since we do not believe that the reconciliation information would be meaningful.